                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1) *


                         IMPAC MORTGAGE HOLDINGS, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  45254P-10-2
                      -----------------------------------
                                (CUSIP Number)


                               December 31, 2001
             -----------------------------------------------------
             Date of Event which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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
------------------------------------                            ---------------------------------------
CUSIP No.  45254P-10-2                           13G                        Page 2 of 4 Pages
------------------------------------                            ---------------------------------------
--------------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSON
                   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

                   Impac Funding Corporation
--------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)    (a)   [_]
                                                                                          (b)   [_]

                   Inapplicable
--------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY



--------------------------------------------------------------------------------------------------------
        4          CITIZENSHIP OR PLACE OF ORGANIZATION


                   California
--------------------------------------------------------------------------------------------------------
                       5  SOLE VOTING POWER
    NUMBER OF
     SHARES               308,328
  BENEFICIALLY
    OWNED BY     ---------------------------------------------------------------------------------------
      EACH             6  SHARED VOTING POWER
    REPORTING
     PERSON
      WITH                0
                 ---------------------------------------------------------------------------------------
                       7  SOLE DISPOSITIVE POWER


                          308,328
                 ---------------------------------------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER


                          0
--------------------------------------------------------------------------------------------------------
9                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                   308,328
--------------------------------------------------------------------------------------------------------
10                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
                   Instructions)

                   Inapplicable
--------------------------------------------------------------------------------------------------------
11                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                   .9%/1/
--------------------------------------------------------------------------------------------------------
12                 TYPE OF REPORTING PERSON (See Instructions)


                   CO
--------------------------------------------------------------------------------------------------------


---------------------
1. Based on 32,001,997 shares of common stock outstanding as of January 17, 2002.


                               Page 2 of 4 pages

Item 1.

 (a) Name of Issuer - Impac Mortgage Holdings, Inc.
 (b) Address of Issuer's Principal Executive Offices -1401 Dove Street, Newport Beach, CA 92660.

Item 2.

 (a) Names of Person Filing - Impac Funding Corporation
 (b) Address of Principal Business Office or, if none, Residence - 1401 Dove Street, Newport Beach, CA 92660.
 (c) Citizenship -
     Incorporated in California
 (d) Title of Class of Securities - Common Stock
 (e) CUSIP Number - 45254P-10-2

Item 3.

 (a) [_] Broker or Dealer registered under Section 15 of the Act
 (b) [_] Bank as defined in section 3(a)(6) of the Act
 (c) [_] Insurance Company as defined in section 3(a)(19) of the act
 (d) [_] Investment Company registered under section 8 of the Investment Company Act
 (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
 (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-l(b)(l)(ii)(F)
 (g) [_] Parent Holding Company, in accordance with (S)240.13d-l(b)(ii)(G) (Note: See Item 7)
 (h) [_] Group, in accordance with (S)240.13d-l(b)(l)(ii)(J)

Item 4.    Ownership

 (a) Amount Beneficially Owned - 308,328
 (b) Percent of Class - .9%
 (c) Number of shares as to which such person has:

     (i)   sole power to vote or to direct the vote -308,328
     (ii)  shared power to vote or to direct the vote -0
     (iii) sole power to dispose or to direct the disposition of -308,328
     (iv)  shared power to dispose or to direct the disposition of -0

Item 5.    Ownership of 5 Percent or Less of a Class

 If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of security, check the following [x].

Item 6.    Ownership of More than 5 Percent on Behalf of Another Person

 The common stock of Impac Funding Corporation represents a 1% economic interest in Impac Funding Corporation.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Securities Being Reported on By the Parent Holding Company

 Inapplicable.

Item 8.  Identification and Classification of Members of the Group

 Inapplicable.

Item 9.  Notice of Dissolution of Group

 Inapplicable.


                               Page 3 of 4 pages
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Item 10.  Certification

  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE


  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  January 22, 2002

                                         Signature: /s/ RICHARD J. JOHNSON
                                                    ----------------------
                                         Name:      Richard J. Johnson,
                                                    Chief Financial Officer


  Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


                               Page 4 of 4 pages